Exhibit 10.2
EXECUTION VERSION

BARCLAYS
745 Seventh Avenue New York, New York 10019

CONFIDENTIAL

September 26, 2023

Chesapeake Utilities Corporation 500 Energy Lane
Dover, DE 19901
Attention: Beth Cooper, Chief Financial Officer

Project Daylight
$965.0 Million 364-Day Bridge Facility Commitment Letter

Ladies and Gentlemen:

Chesapeake Utilities Corporation, a Delaware corporation (the “Borrower” or “you”), has advised Barclays Bank PLC (“Barclays” and, together with each Permitted Lender (as defined below) that becomes a party hereto as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties”, “we” or “us”) that it intends, pursuant to the Stock Purchase Agreement, dated as of September 26, 2023 (together with the exhibits and schedules thereto, the disclosure letters referred to therein, collectively, in each case as amended, supplemented, waived, modified or consented to from time to time in accordance with the terms thereof, the “Acquisition Agreement”), by and among the Borrower and Florida Power & Light Company, a Florida corporation (“Seller”), to acquire from Seller all the issued and outstanding equity interests of Pivotal Utility Holdings, Inc., a New Jersey corporation (the “Target” and together with its subsidiaries, the “Acquired Business”) (such acquisition, the “Acquisition”). Upon consummation of the Acquisition, the Target will be a wholly owned direct or indirect subsidiary of the Borrower.

To finance the Acquisition (including the repayment of certain indebtedness of the Acquired Business pursuant to the Acquisition Agreement) and the payment of related fees and expenses, it is intended that (i) the Borrower will (A) issue and sell, at or before the time the Acquisition is consummated, its senior unsecured notes (the “Senior Notes”) pursuant to a registered public offering or a Rule 144A or other private placement and/or (B) issue, at or before the time the Acquisition is consummated, common equity (the “Equity Offering”) pursuant to a registered public offering or private placement, in each of the foregoing clauses (A) and (B), with such issuance and sale undertaken for the express purpose of financing all or a portion of the Acquisition or (ii) to the extent that, at or before the time the Acquisition is consummated, the aggregate net cash proceeds of such issuance and sale of the Senior Notes and/or the Equity Offering is less than $965,000,000, the Borrower will obtain and borrow under a senior 364-day bridge loan facility having the terms set forth in Exhibit A to the Commitment Letter in an aggregate principal amount of $965,000,000 (the “Bridge Facility”).
The Acquisition, the issuance of the Senior Notes, the Equity Offering, the Bridge Facility and the payment of fees and expenses in connection with the foregoing are collectively referred to herein as the “Transactions”. Capitalized terms used but not defined herein have the meanings given thereto in the Exhibits hereto. This commitment letter, together with all Annexes and Exhibits hereto, is referred to as this “Commitment Letter”.

1.Commitments; Titles and Roles.

In connection with the foregoing, and in all events subject solely to the satisfaction or waiver of the Funding Conditions (as defined below), Barclays hereby commits to provide 100.0% of the aggregate principal amount of the Bridge Facility, on the terms set forth herein. It is understood and agreed that any event occurring after the date hereof and prior to the funding of the Bridge Facility on the Closing Date that would result in a mandatory commitment reduction with respect to the Bridge Facility as set forth in Exhibit A hereto under the heading “Mandatory Commitment Reductions/Prepayments” shall automatically reduce the amount of the Bridge Facility, and the aggregate amount of the Commitment Parties’ commitments hereunder (on a pro rata basis as among the Commitment Parties (or, as among Commitment Parties which are affiliated with each other, as they may otherwise determine), based on the amount of

Exhibit 10.2
their respective commitments in respect of the Bridge Facility), on a dollar-for-dollar basis and as set forth in Exhibit A hereto, and you agree to give Barclays prompt written notice of the occurrence of any such event, together with a reasonably detailed calculation of the amount of any such reduction.

You hereby appoint Barclays to act, and it hereby agrees to act, (a) as sole lead arranger and sole bookrunner for the Bridge Facility (in such capacities, the “Lead Arranger”) and (b) as sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”), in each case, on the terms and conditions set forth herein.

It is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded (in each case, other than pursuant to the Syndication Plan (as defined below)), and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter or the Fee Letter (as defined below)), in each case, by the Borrower or any of its subsidiaries in connection with the Bridge Facility unless the Borrower and the Lead Arranger shall so agree.

Our fees for, and other amounts to be paid to us in connection with, our commitments and the services to be performed by us hereunder are set forth in the fee letter dated the date hereof (the “Fee Letter”), between the Borrower and Barclays.

2.Conditions Precedent.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Bridge Credit Agreement (as defined below) or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the Commitment Parties’ respective commitments and agreements hereunder are subject solely to (a) the execution and delivery by the Borrower of a bridge credit agreement (the “Bridge Credit Agreement”) that is substantially consistent with the terms set forth in this Commitment Letter and (b) the satisfaction (or waiver by each Commitment Party or, after the execution of the Bridge Credit Agreement, the Required Lenders) of each of the conditions expressly set forth in Exhibit B hereto, it being acknowledged and agreed by us that the only conditions to the availability and funding of the Bridge Facility on the Closing Date are those expressly stated in Exhibit B or in this Section 2 (collectively, the “Funding Conditions”) and that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the other terms of this Commitment Letter, the Fee Letter, the Bridge Credit Agreement or otherwise) other than the Funding Conditions (each of which Funding Conditions shall be subject in all respects to the provisions of the next succeeding paragraph) and that upon satisfaction or waiver of the Funding Conditions the funding under the Bridge Facility on the Closing Date shall occur. Without limiting the conditions precedent set forth herein to funding, the Lead Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bridge Facility in a manner consistent with the Acquisition Agreement.

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Bridge Credit Agreement or any other agreement or undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties (implied or otherwise) the accuracy of which will be a condition to the availability and funding of the Bridge Facility on the Closing Date will be (i) such representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their respective capacities as such), but only to the extent that the Borrower or its affiliates (x) have the right to not consummate the Acquisition (taking into account any applicable cure provisions) or to terminate their respective obligations or (y) otherwise do not have an obligation to close, in each case, under the Acquisition Agreement as a result of a failure of such representations and warranties in the Acquisition Agreement to be true and correct (the “Acquired Business Representations”) and (ii) the Specified Representations (as defined below) and (b) the form of the Bridge Credit Agreement and the Closing Deliverables, to the extent not expressly set forth in the Exhibits hereto, will be such that they do not impair the availability and funding of the Bridge Facility on the Closing Date if the Funding Conditions are satisfied (or waived by each Commitment Party or, after the execution of the Bridge Credit Agreement, the Required Lenders). As used herein, “Specified Representations” means representations and warranties made by the Borrower in the Bridge Credit Agreement relating to existence and requisite power and authority of the Borrower to execute and deliver the Bridge Credit Agreement; due authorization, execution, delivery and enforceability of the Bridge Credit Agreement by or against the Borrower; no contravention (as it relates to the execution, and delivery by the Borrower of the Bridge Credit Agreement) with organizational documents of the Borrower; Investment Company Act status; margin stock regulations; solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Schedule I to Exhibit B hereto); U.S.A. Patriot Act and use of loan proceeds not violating applicable anti-terrorism laws, anti-corruption laws and sanctions laws. There shall be no conditions to closing and funding the Bridge Facility not expressly set forth in this Section 2 or in Exhibit B hereto. The provisions of this paragraph are referred to as the “Funds Certain Provision”.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Credit Agreement and the other Closing Deliverables by the parties hereto in a manner consistent with this

Exhibit 10.2
Commitment Letter, and to the extent applicable, the Fee Letter (including, in each case, the Documentation Principles (as defined in Exhibit A hereto)), it being acknowledged and agreed that the commitment provided hereunder is subject solely to conditions precedent as provided in this Section 2 and Exhibit B hereto.

It is understood and agreed that compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter, the Fee Letter or the Bridge Credit Agreement and the other Closing Deliverables (other than the conditions set forth in this Section 2 and Exhibit B hereto) is not a condition to our commitments to fund the Bridge Facility on the Closing Date.

3.Syndication.

The Lead Arranger intends to commence syndication of the Bridge Facility to the Lenders promptly after the public announcement of the Acquisition and your acceptance of the terms of this Commitment Letter and the Fee Letter. The Lead Arranger will lead and manage, in consultation with you, the syndication of the Bridge Facility, provided that the determinations as to the timing of all offers to prospective Lenders, the determinations with respect to the selection of Lenders, the acceptance and final allocation of commitments, any title of agent or similar designation or roles awarded to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arranger pursuant to the terms of this Commitment Letter and the Fee Letter shall be made jointly by the Lead Arranger and the Borrower in accordance with the syndication plan (the “Syndication Plan”) for the Bridge Facility agreed to by the Lead Arranger and the Borrower prior to the date hereof, as it may be amended after the date hereof as agreed by the Lead Arranger and the Borrower; provided further that following the period of the first 60 days after the date hereof (such period, the “Initial Syndication Period”), solely to the extent that a Successful Syndication (as defined in the Fee Letter) has not been achieved prior to the end of the Initial Syndication Period, such determinations shall be made by the Lead Arranger acting in consultation with the Borrower; provided, however, that any Lender selected by the Lead Arranger in accordance with the immediately preceding proviso shall be a Specified Permitted Lender (as defined below) or otherwise be reasonably acceptable to the Borrower; provided further that the Lead Arranger will not syndicate to (a) persons that are reasonably determined by you to be competitors of the Borrower, its subsidiaries or the Acquired Business and that are identified, by name, by you, in writing to the Lead Arranger from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date and (b) affiliates of any person described in the clause (a) above (other than bona fide debt fund affiliates) if such affiliates are identified, by name, by you in writing to the Lead Arranger from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date or are otherwise reasonably identifiable as an affiliate of such person based solely on the similarity of such affiliate’s name to the name of such person (collectively, the “Disqualified Lenders”), it being understood and agreed that (x) the foregoing provisions shall not apply retroactively to any person if such person shall have previously acquired an assignment or participation interest (or shall have previously entered into a trade therefor) prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter, (y) each written supplement shall become effective two business days after delivery thereof to the Lead Arranger or the Administrative Agent, as applicable, and (z) the list of Disqualified Lenders may be provided, on a confidential basis, to the Lenders and to any potential assignees or participants. Any Lender that is selected in accordance with the foregoing provisions is referred to as a “Permitted Lender”. In connection with the syndication of the Bridge Facility, the Borrower agrees, at the request of the Lead Arranger, to enter into one or more customary joinder agreements to this Commitment Letter (collectively, the “Joinder Documentation”) reasonably acceptable to the Lead Arranger and the Borrower, in each case, pursuant to which any Permitted Lender may become a party hereto as a “Commitment Party” and extend a commitment in respect of the Bridge Facility directly to the Borrower, which may contain provisions determined by the Lead Arranger in accordance with the syndication provisions set forth above with respect to the allocation of titles and roles, the allocation of any reductions in the amount of the Bridge Facility and the allocation to such Permitted Lender of certain fees provided for in the Fee Letter (but which will not add any new conditions to the availability or funding of the Bridge Facility, change the amount or other terms of the Bridge Facility or increase the aggregate compensation payable by the Borrower in connection therewith as set forth in this Commitment Letter and in the Fee Letter). It is understood and agreed that
(i) in the event any Permitted Lender becomes a party hereto, the respective commitments and other obligations of the Commitment Parties hereunder shall be several and not joint and (ii) Barclays will appear on the top left of the cover page of any marketing materials or other documentation for the Bridge Facility, and will have the authority conventionally understood to be associated with such name placement. The commitment of Barclays hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar and, to the extent of such reduction and subject to the final paragraph of this Section 3, Barclays shall be released from its obligations solely with respect thereto (it being understood that the remaining commitments of Barclays (after giving effect to such reduction) shall continue in full force and effect), as and when commitments in respect of the Bridge Facility are received from any Permitted Lender upon such Permitted Lender becoming a party to this Commitment Letter as an additional “Commitment Party”
pursuant to the Joinder Documentation or becoming a party to the Bridge Credit Agreement as a “Lender” thereunder.

Until the earlier of (a) the date on which a Successful Syndication is achieved and (b) 60 days following the Closing Date (such earlier date, the “Syndication Date”), the Borrower agrees to use commercially reasonable efforts to ensure

Exhibit 10.2
that the Lead Arranger’s syndication and arrangement efforts benefit materially from the existing relationships with banks and other financial institutions of the Borrower and its subsidiaries. To facilitate an orderly and successful syndication of the Bridge Facility, you agree that, until the Syndication Date, the Borrower and its subsidiaries will not, and, prior to the consummation of the Acquisition, the Borrower will use commercially reasonable efforts (but in all instances subject to, and not in contravention of, the Acquisition Agreement) to ensure that the Acquired Business will not, in each case, without the Lead Arranger’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), syndicate or issue, attempt to syndicate or issue or announce the syndication or issuance of any competing debt facility or any debt or equity security of the Borrower or any of its subsidiaries or of the Acquired Business, including any renewals or refinancings of any existing debt facility or debt security, in each case, that would reasonably be expected to materially and adversely impair the general syndication of the Bridge Facility, in each case, other than (i) the Bridge Facility, (ii) the Senior Notes and the Equity Offering, (iii) revolving credit borrowings under the Existing Credit Agreement or any extension or refinancing thereof or any amendment thereto, provided that (A) the aggregate amount of commitments and indebtedness thereunder does not exceed the committed amount thereof under the Existing Credit Agreement as in effect on the date hereof and (B) any such extension, refinancing or amendment shall be managed or arranged in consultation and coordination with the Lead Arranger,
(iv)capital leases, letters of credit, foreign subsidiary working capital facilities, purchase money and equipment financings or other similar obligations or refinancings of the foregoing with indebtedness of the same or similar form, in each case, incurred in the ordinary course of business, (v) intercompany indebtedness between or among the Borrower and its subsidiaries and (vi) any indebtedness of the Acquired Business permitted to be incurred by the Acquired Business after the date of this Commitment Letter but prior to the Closing Date, or permitted to remain outstanding on the Closing Date, in each case, under the Acquisition Agreement (and extensions, refinancings and renewals thereof prior to the Closing Date to the extent permitted under the Acquisition Agreement), and (vii) other indebtedness to be agreed between you and the Lead Arranger.

Until the Syndication Date, the Borrower agrees to assist, and, if requested by the Lead Arranger, to use commercially reasonable efforts (in each case below, to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause the Target and the Acquired Business to assist, the Lead Arranger with the syndication of the Bridge Facility, including (a) by assisting in the preparation of customary marketing materials, including a customary confidential information memorandum for the Bridge Facility (the “Confidential Information Memorandum”) regarding the business, operations, assets, liabilities and financial projections of the Borrower, its subsidiaries, the Acquired Business and the Transactions, and, in connection therewith, preparing and providing all customary financial information with respect to the Borrower, its subsidiaries, the Acquired Business and the Transactions reasonably requested by the Lead Arranger in connection with the syndication of the Bridge Facility, in form and substance customary for transactions of this type or otherwise reasonably satisfactory to the Lead Arranger and to you; provided that the only financial statements that you shall be required to deliver are those expressly set forth in Exhibit B hereto and (b) the hosting, with the Lead Arranger, of a reasonable number of meetings (at times and locations to be mutually agreed upon, including “virtual meetings”, and upon reasonable advance notice) with prospective Lenders in connection with the syndication of the Bridge Facility (including facilitating direct contact between your senior management and prospective Lenders). It is also understood that, without limiting your representation and warranty set forth in Section 4 hereof, the Borrower, the Target and their respective subsidiaries will not be required to provide any information to the extent that the provision thereof would (i) result in a loss of any attorney-
client privilege, (ii) violate any law, rule or regulation applicable to the Borrower, the Target or their respective subsidiaries or affiliates or (iii) violate any obligation of confidentiality to a third party binding on the Borrower, the Target or their respective subsidiaries (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that (x) the Borrower shall use commercially reasonable efforts without undue burden or expense to communicate, to the extent permitted, the applicable information in a way that would not result in a loss of such attorney-client privilege or violate the applicable law, rule, regulation or obligation and (y) to the extent the Borrower is unable to disclose any such information, the Borrower will provide the Commitment Parties notice of the fact that any such information is being withheld. The Borrower will be solely responsible for the accuracy of the contents of the Confidential Information Memorandum and other customary marketing materials and all other information, documentation or materials delivered to the Commitment Parties in connection therewith, and neither the Commitment Parties nor their respective affiliates shall have any responsibility for accuracy or completeness thereof (other than, in each case, any such information that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties).

The Borrower agrees that the Confidential Information Memorandum, the other customary marketing materials, other information regarding the Bridge Facility and any other information provided by or on behalf of the Borrower, the Target or their respective subsidiaries to any Commitment Party in connection with the Bridge Facility (collectively, the “Information”), including draft and execution versions of the Bridge Credit Agreement, publicly filed financial statements and draft or final offering materials relating to contemporaneous or prior securities issuances by the Borrower or the Acquired Business, may be disseminated to prospective Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Bridge Facility or otherwise, in accordance with the Lead Arranger’s standard syndication practices, and

Exhibit 10.2
the Borrower acknowledges that no Commitment Party or any of its affiliates will be responsible or liable to the Borrower or any other person for damages arising from the use by others of any Information or other materials obtained on the Platform, except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party or any of its Related Commitment Parties (as defined in Section 5 hereof) (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, however, that in no event will any party hereto or the Acquired Business or any of their respective affiliates have any liability for indirect, consequential, special or punitive damages other than as set forth in Section 5.

The Borrower acknowledges that certain of the prospective Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”, and any prospective Lender that is not a Public Lender being referred to as a “Private Lender”). At the request of the Lead Arranger, the Borrower agrees to assist in the preparation of, and to use commercially reasonable efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause the Target and the Acquired Business to assist in the preparation of, an additional version of the Confidential Information Memorandum and the other customary marketing materials to be used by Public Lenders that does not contain any Private- Side Information. It is understood that in connection with your assistance described above, you will provide a customary authorization letter to the Lead Arranger authorizing the distribution of the Information to prospective Lenders and containing a customary “10b-5” representation and, in the case of the “public side” versions, a representation that such Information does not contain any Private-Side Information (and you will use commercially reasonable efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause the Target, solely with respect to the Information concerning the Acquired Business, to provide such customary authorization letter to the Lead Arranger containing such representations). The Confidential Information Memorandum will contain customary language exculpating the Borrower, the Target and their respective subsidiaries and the Commitment Parties and their respective affiliates with respect to any liability related to the use or misuse of the contents of the Confidential Information
Memorandum and the other Information. As used herein, “Private-Side Information” means information that is material non-public information (within the meaning of U.S. federal, state or other applicable securities laws) concerning the Borrower, the Target, their respective subsidiaries or any securities of any of the foregoing; and “Public-Side Information” means any information that is not Private-Side Information. In addition, the Borrower will use commercially reasonable efforts to clearly designate as such all Information provided to any Commitment Party by or on behalf of the Borrower, the Target or their respective subsidiaries which contains exclusively Public-Side Information and is suitable to make available to Public Lenders. The Borrower acknowledges and agrees that the following documents may be distributed to all prospective Lenders (including Public Lenders), unless the Borrower notifies the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distribution (after you have been given a reasonable opportunity to review such documents) that any such document should only be distributed to prospective Lenders that are Private Lenders: (a) drafts and final versions of the Bridge Credit Agreement; (b) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Bridge Facility.

To the extent requested by the Borrower, the parties hereto agree to negotiate in good faith and to use reasonable efforts to finalize, execute and deliver the Bridge Credit Agreement (initial drafts of which shall be prepared by counsel to the Lead Arranger) as soon as reasonably practical following such request.

Notwithstanding anything to the contrary contained in this Commitment Letter, (a) it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of, the Bridge Facility, and that none of the commencement or completion of the syndication of the Bridge Facility shall constitute a condition to the availability or funding of the Bridge Facility on the Closing Date, (b) your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Acquired Business or its management to take (or to refrain from taking) any action will not require you to take any action that is in contravention of the terms of the Acquisition Agreement and (c) notwithstanding our right to syndicate the Bridge Facility and to receive commitments with respect thereto, except (i) in respect of assignments or novations of all or any portion of any Commitment Party’s commitment hereunder in respect of the Bridge Facility to a Permitted Lender that
(1)(A) has been agreed to on or prior to the date hereof by the Borrower and the Lead Arranger in writing (including by email) to be a prospective Lender as part of the Syndication Plan, (B) is a lender under the Existing Credit Agreement or (C) is a commercial or investment bank that, in the case of this clause (C), at the time of such assignment or novation has corporate rating (however denominated) or senior unsecured, non-credit enhanced long-term indebtedness rating that is either at least Baa3 from Moody’s Investor Services, Inc. (“Moody’s”) or at least BBB- from S&P Global Ratings, a division of S&P Global Inc. (“S&P”) and (2) that becomes a party hereto pursuant to the applicable Joinder Documentation executed by the Lead Arranger, the Borrower and each other applicable party (any person satisfying the requirements of clause (1) above being referred to as a “Specified Permitted Lender”) or (ii) in respect of assignments between any Commitment Party and its affiliates as expressly provided in Section 6 hereof, (x) no Commitment Party shall be relieved, released or novated from its obligations or commitment hereunder (including its obligations hereunder to fund its commitment with respect to the Bridge Facility) in connection with any syndication, assignment or syndication of the Bridge Facility until after the funding of the Bridge Facility on the Closing Date has

Exhibit 10.2
occurred, (y) no assignment or novation in connection with any syndication of the Bridge Facility shall become effective (as between the Borrower and any Commitment Party) with respect to all or any portion of any Commitment Party’s commitment hereunder until after the funding of the Bridge Facility on the Closing Date has occurred and (z) unless otherwise agreed to in writing by the Borrower, each Commitment Party shall retain control over all of its rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications, waivers and amendments hereof, until after the funding of the Bridge Facility on the Closing Date has occurred.
4.Information.

The Borrower represents and warrants that (a) all written Information (other than financial projections and other forward-looking information and information of a general economic or industry-specific nature) provided by or on behalf of the Borrower or its subsidiaries to the Commitment Parties or the Lenders in connection with the Transactions for use in evaluating the Transactions is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case after giving effect to all supplements and updates provided from time to time thereto); provided that such representation and warranty with respect to the information regarding the Acquired Business provided prior to the consummation of the Acquisition is made only as to the Borrower’s knowledge; and (b) the financial projections and other forward-looking information that have been or will be provided by or on behalf of the Borrower or its subsidiaries to the Commitment Parties or the Lenders in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections or other forward-looking information are furnished to the Commitment Parties or the Lenders, it being understood and agreed that projections and other forward-looking information are as to future events, are inherently uncertain and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are out of control of the Borrower, its subsidiaries and the Acquired Business, that no assurance can be given that any particular projections will be realized, that the financial projections or other forward-looking information is not a guarantee of financial performance and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the later of (i) the Closing Date and (ii) the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the information concerning the Acquired Business prior to the Closing Date) if the Information or financial projections or other forward-looking information were being furnished, and such representations and warranties were being made, at such time, then you will promptly inform us thereof and supplement, or cause to be supplemented (and with respect to the Acquired Business, use commercially reasonably efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause the Target or the Acquired Business to supplement or cause to be supplemented), the Information or financial projections or other forward-looking information so that such representations and warranties will be correct in all material respects in light of the circumstances under which such statements are made (with any such supplements with respect to the information regarding the Acquired Business provided prior to the consummation of the Acquisition being to your knowledge). In arranging and syndicating the Bridge Facility, we will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof, and you acknowledge and agree that we will have no obligation to conduct any independent evaluation or appraisal of your assets or liabilities or the assets or liabilities of the Acquired Business or any other person or to advise or opine on any solvency issues. Notwithstanding the foregoing, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon either the accuracy of the representation and warranty set forth in this Section 4 (whether or not cured or supplemented), or the fulfillment of any obligation to supplement the information and projections, and, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the accuracy of such representation and warranty nor the fulfillment of any obligation to provide such supplements, shall constitute a condition to the availability or funding of the Bridge Facility on the Closing Date.
5.Expense Reimbursement; Indemnification and Related Matters.

Whether or not the Acquisition is consummated or the Bridge Facility is funded, the Borrower agrees to reimburse the Commitment Parties upon written demand (together with customary documentation in reasonable detail) periodically for their reasonable and documented out-of-pocket expenses incurred in connection with the Bridge Facility and any related documentation (including the preparation of this Commitment Letter, the Fee Letter and the Bridge Credit Agreement or the administration, amendment, modification or waiver thereof), including expenses associated with syndication of the Bridge Facility and the fees and disbursements of counsel, provided, that any legal expenses shall be limited to one primary counsel for all the Commitment Parties taken as a whole and, if reasonably necessary, a single local counsel for all the Commitment Parties taken as a whole in each other relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions).

In the event that any Commitment Party becomes involved in any capacity in any suit, action, proceeding or investigation brought by or against any person, including the Borrower, the Target, any of their respective subsidiaries or any of their respective shareholders, partners, members or other equity holders, in connection with or as a result of either the arrangements or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”),

Exhibit 10.2
the Borrower agrees to periodically reimburse such Commitment Party promptly upon written demand (together with customary documentation in reasonable detail) for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that any legal expenses shall be limited to a single firm of primary counsel for all Commitment Parties taken as a whole and, if reasonably necessary, a single firm of local counsel for all Commitment Parties taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest between the Commitment Parties where the Commitment Parties affected by such conflict inform you of such conflict, one additional firm of primary counsel and one additional firm of local counsel in each other relevant jurisdiction for each group of the affected Commitment Parties similarly situated taken as a whole; provided, however, the foregoing shall not apply to any expenses for any suit, action, proceeding or investigation to the extent that such expenses (or any loss, claim, damage or liability to which such expenses relate) (a) have been found by a final, non- appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Commitment Party or any of its Related Commitment Parties (as defined below) in performing the services that are the subject of the Letters or (ii) a material breach of the obligations of such Commitment Party or any of its Related Commitment Parties under this Commitment Letter, the Fee Letter or the Bridge Credit Agreement or (b) arise from any dispute among the Commitment Parties or any of their Related Commitment Parties, other than any suit, action, proceeding or investigation against the Administrative Agent, the Lead Arranger or any other titled person in its capacity or in fulfilling its role as such and other than any suit, action, proceeding or investigation (or any loss, claim, damage or liability) arising out of any act or omission on the part of the Borrower or its affiliates. The Borrower also agrees to indemnify and hold each Commitment Party harmless against any and all losses, claims, damages or liabilities to any person arising out of any suit, action, proceeding or investigation in connection with or as a result of either the arrangements or any matter referred to in the Letters (whether or not such suit, action, proceeding or investigation is brought by the Borrower, the Target, any of their respective subsidiaries, any of their respective shareholders, partners, members or other equity holders, any indemnified person or any other person and whether or not any indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (a) has been found by a final, non- appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Commitment Party or any of its Related Commitment Parties in performing the services that are the subject of the Letters or (ii) a material breach of the obligations of such Commitment Party or any of its Related Commitment Parties under this Commitment Letter, the Fee Letter or the Bridge Credit Agreement or (b) arises from any dispute among the Commitment Parties or any of their Related Commitment Parties, other than any suit, action, proceeding or investigation against the Administrative Agent, the Lead Arranger or any other titled person in its capacity or in fulfilling its role as such and other than any suit, action, proceeding or investigation (or any loss, claim, damage or liability) arising out of any act or omission on the part of the Borrower or its affiliates.

Each Commitment Party shall be obligated to refund and return promptly any and all amounts actually paid by you or any of your affiliates under this Section 5 to such Commitment Party or any of its Related Commitment Parties for any such losses, claims, damages, liabilities or expenses to the extent such Commitment Party or such Related Commitment Party is subsequently determined, by a final, non- appealable judgment of a court of competent jurisdiction, to not be entitled to payment of such amounts in accordance with the terms of this Section 5. The reimbursement and indemnity obligations of the Borrower under this Section 5 will be in addition to any liability which the Borrower may otherwise have, will extend upon the same terms and conditions to each affiliate of any Commitment Party and to the directors, officers, employees, partners, members, agents and controlling persons of each Commitment Party and each such affiliate (with the same effect as if references in this Section 5 to a Commitment Party were references to each such other indemnified person), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, each Commitment Party, each such affiliate and each such other person. You shall not be liable for any settlement of any action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment in any such action, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 5. The Borrower will not, without the prior written consent of the applicable Commitment Party or other indemnified person, effect any settlement of any suit, action, proceeding or investigation in respect of which indemnity has been or could have been sought hereunder by any Commitment Party or any other indemnified person unless such settlement (a) includes an unconditional release of such Commitment Party or such other indemnified person, in form and substance reasonably satisfactory to such Commitment Party or such other indemnified person, from all losses, claims, damages or liabilities on claims that are the subject matter of such suit, action, proceeding or investigation and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. The Borrower acknowledges that any failure to comply with its obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other indemnified persons.

The Borrower also agrees that none of the Commitment Parties, any of their respective affiliates or any of the directors, officers, employees, partners, members, agents and controlling persons of any Commitment Party or any such affiliate will have any liability to the Borrower or any person asserting claims on behalf of or in right of the Borrower or to any

Exhibit 10.2
other person, in each case, in connection with or as a result of either the arrangements or any matter referred to in the Letters, except, in the case of any such liability to the Borrower, solely to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower have been found by a final, non- appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Commitment Party or such other person (or, in the case of any Commitment Party, any of its Related Commitment Parties) in performing the services that are the subject of the Letters; provided that in no event will any Commitment Party or any such other person have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Commitment Party’s or such other person’s activities related to the Letters. Neither the Borrower nor any of its affiliates will be responsible or liable to the Commitment Parties or any other person for any indirect, consequential, special or punitive damages that may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Bridge Facility, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Bridge Facility; provided that nothing in this sentence shall limit the Borrower’s or its affiliates’ indemnity and reimbursement obligations set forth in this Section 5 or in the Bridge Credit Agreement or in any other written agreements to which the Borrower or any of its affiliates is a party with respect to any suit, action, proceeding or investigation brought against any Commitment Party or any other indemnified person.

For purposes hereof, a “Related Commitment Party” of a Commitment Party means (a) any controlling person or controlled affiliate of such Commitment Party, (b) the respective directors, officers or employees of such Commitment Party or any of its controlling persons or controlled affiliates and (c) the respective agents of such Commitment Party or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Commitment Party, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Bridge Facility.

6.Assignments.

No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each of the other parties hereto (and any purported assignment without such consent will be null and void); provided that (a) each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, (i) to any of its controlled affiliates; provided that no Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the Funding Conditions, and (ii) in the case of Barclays, to any Permitted Lender that becomes a party to this Commitment Letter pursuant to the Joinder Documentation as provided for in Section 3 above, and upon any such assignment, such Commitment Party will (in the case of this clause (ii), only to the extent permitted in the last paragraph of Section 3 above) be released from that portion of its commitments and agreements that has been so assigned and (b) subject to the proviso to the immediately preceding clause (a)(i) above, any Commitment Party’s commitment and agreements hereunder may be performed by or through its affiliates. Except as set forth in Section 5 hereof, this Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto.

7.Confidentiality.

Please note that this Commitment Letter, the Fee Letter, the terms hereof and thereof and any written communications provided by any Commitment Party in connection with the arrangements contemplated hereby are exclusively for the information of the Borrower and may not be disclosed by you to any other person without our prior written consent; provided that we hereby consent to your disclosure of (a) this Commitment Letter, the Fee Letter, the terms hereof and thereof and such communications and discussions to your subsidiaries and your and their respective officers, directors, employees, partners, members, legal counsel, independent auditors and other experts, agents and advisors on a confidential and ‘need-to-know’ basis, (b) this Commitment Letter, the Fee Letter or the terms hereof or thereof to the Target and the Acquired Business, so long as they shall have agreed to treat such information confidentially, and to their respective officers, directors, employees, partners, members, legal counsel, independent auditors and other experts, agents and advisors on a confidential and ‘need-to-know’ basis, provided that any disclosure of the Fee Letter or the terms or substance thereof to the Target or the Acquired Business or any such other person shall be redacted in respect of amounts, percentages and timing of fees, any other economic points and the pricing and any other economic terms of any “flex” provisions, (c) this Commitment Letter, the Fee Letter, the terms hereof and thereof and such communications and discussions as required pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee or as otherwise required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (d) following your acceptance of the provisions hereof and return of an executed counterpart of this Commitment Letter to Barclays as provided below, this Commitment Letter (but not the Fee Letter) and the terms hereof in any public record in which you are required by law or regulation on the advice of your counsel to file it, (e) the existence of the Fee Letter

Exhibit 10.2
and the aggregate fee amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to aggregate compensation amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Bridge Facility, the Senior Notes or the Equity Offering or in any public filing relating to the Transactions, in each case, in a manner which does not disclose the fees payable pursuant to the Fee Letter (except in the aggregate), (f) this Commitment Letter, the Fee Letter, the terms hereof and thereof and such communications and discussions in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or enforcement hereof or thereof, (g) the information contained in Exhibit A hereto in any offering or marketing materials for the Senior Notes or the Equity Offering and
(h) the information contained in Exhibit A to any credit rating agency and the National Association of Insurance Commissioners.

Notwithstanding anything herein to the contrary, the Borrower (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Each Commitment Party agrees that it will treat as confidential all information provided to it by or on behalf of the Borrower or its subsidiaries, and shall not disclose such information to any third party or circulate or refer publicly to such information without the Borrower’s prior written consent; provided, however, that nothing herein will prevent any Commitment Party or its affiliates from disclosing any such information
(a) pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law), (b) upon the request or demand of any regulatory authority (including any self-regulatory organization) purporting to have jurisdiction over such person or any of its affiliates (in which case such person agrees to inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of disclosure by such person or any of its affiliates in violation of this Section 7, (d) to such person’s affiliates and its and its affiliates’ respective officers, directors, employees, partners, members, legal counsel, independent auditors and other experts, agents or advisors who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who are either subject to customary confidentiality obligations of employment or professional practice, or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the Commitment Parties shall be responsible for their respective affiliates’ compliance with keeping such information confidential, (e) to prospective Lenders or any participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower, the Target, their respective subsidiaries or its or their obligations under the Bridge Facility, the Existing Credit Agreement or any other debt security or debt facility (or, in each case, any of their respective advisors), in each case, subject to the acknowledgement and acceptance by such prospective Lenders, participants, counterparties or advisors, as applicable, that such information is being provided on a confidential basis (on substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including pursuant to the confidentiality terms set forth in the Confidential Information Memorandum or other marketing materials) in accordance with the Commitment Parties’ standard syndication process or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) to Moody’s, S&P, Fitch and the National Association of Insurance Commissioners; provided that such information is limited to Exhibit A hereto and is supplied only on a confidential basis, (g) to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and information about the Bridge Facility, (h) received by such person or its affiliates on a non-confidential basis from a source (other than the Borrower, the Target or their respective subsidiaries) not known by such person to be prohibited from disclosing such information to such persons by a legal, contractual or fiduciary obligation to the Borrower, the Target or any of their respective subsidiaries, (i) to the extent that such information was already lawfully in the possession of the Commitment Parties or their respective affiliates on a non-confidential basis or is independently developed by the Commitment Parties or any of their respective affiliates without reliance upon any confidential information in the possession of such Commitment Party or such respective affiliate,

Exhibit 10.2
(j) for purposes of establishing a “due diligence” defense or (k) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof. The Commitment Parties’ obligation under this paragraph shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Bridge Credit Agreement by the parties thereto, at which time any confidentiality undertaking in the Bridge Credit Agreement shall supersede the provisions of this paragraph.

8.Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, the Commitment Parties (together with their respective affiliates, the “Affiliated Parties”) are full service financial institutions engaged, either directly or through their respective affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, the Affiliated Parties and funds or other entities in which the Affiliated Parties invest or with which they co-invest may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, the Affiliated Parties may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Target, their respective subsidiaries and/or other persons which (a) may be involved in transactions arising from or relating to the arrangements contemplated by this Commitment Letter or (b) may have other relationships with the Borrower, the Target or their respective subsidiaries. In addition, the Affiliated Parties may provide investment banking, commercial banking, underwriting and financial advisory services to such other persons. The arrangements contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although the Affiliated Parties in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other persons which may be the subject of the financing contemplated by this Commitment Letter, no Affiliated Party shall have any obligation to disclose such information, or the fact that any Affiliated Party is in possession of such information, to the Borrower or any of its affiliates or to use such information on the Borrower’s or any of its affiliates’ behalf.

Consistent with the Commitment Parties’ policies to hold in confidence the affairs of their customers, each Commitment Party agrees that it will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that none of the Commitment Parties nor any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

The Affiliated Parties may have economic interests that conflict with those of the Borrower, its equity holders and/or its affiliates. You agree that each Commitment Party and, if applicable, its affiliates, will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise in connection with the financing transactions contemplated hereby will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Affiliated Party, on the one hand, and the Borrower, its equity holders or its affiliates, on the other hand. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Affiliated Parties, on the one hand, and the Borrower, on the other, and in connection therewith and with the process leading thereto, (a) no Affiliated Party has assumed (i) an advisory responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (ii) a fiduciary responsibility in favor of the Borrower, its equity holders or its affiliates with respect to the transactions contemplated hereby or, in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether any Affiliated Party has advised, is currently advising or will advise the Borrower, its equity holders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (b) each Affiliated Party is acting solely as a principal and not as the agent or fiduciary of the Borrower, its management, equity holders, affiliates, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Affiliated Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto and, in furtherance thereof, agrees that each Affiliated Party shall have no liability (whether direct or indirect) to the Borrower or to any person asserting any such claim on behalf of or in right of the Borrower, including its equityholders, affiliates or creditors or any other

Exhibit 10.2
person. In addition, subject to the limitations expressly set forth herein, any Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and, subject to Section 7 hereof, may exchange with such affiliates information concerning the Borrower, its subsidiaries, the Acquired Business and other entities or persons that may be the subject of the arrangements contemplated hereby, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

Each of the parties hereto acknowledges that Barclays Capital Inc. has been retained by the Borrower (or one of its affiliates) as financial advisor (in such capacity, a “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of such Financial Advisor and, on the other hand, the relationships of Barclays and its affiliates with the Borrower as described and referred to herein. Nothing contained in this Commitment Letter shall modify, supplement, limit or otherwise affect the terms of the engagement with respect to the advisory services provided (or to be provided) by the Financial Advisor to the Borrower and/or its affiliates.

Each Commitment Party or its affiliates is, or may at any time be, a lender under the Existing Credit Agreement. The Borrower acknowledges and agrees, for itself and its affiliates, that any such lender (a) will be acting for its own account as principal in connection with the Existing Credit Agreement and the credit facilities thereunder, (b) will be under no obligation or duty as a result of any Commitment Party’s role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that such lender may be entitled to take or exercise in respect of the Existing Credit Agreement and the existing facilities thereunder and (c) may manage its exposure to the credit facilities under the Existing Credit Agreement without regard to any Commitment Party’s role in connection with the transactions contemplated by this Commitment Letter or otherwise.

In addition, please note that the Affiliated Parties do not provide accounting, tax or legal advice.

9.Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will automatically terminate upon the first to occur of (a) the date on which the Bridge Credit Agreement has been executed and delivered by each of the parties thereto and shall have become effective (provided that the obligations of the Commitment Parties and each other Lender party to the Bridge Credit Agreement to make the loans under the Bridge Facility on the Closing Date are subject solely to the satisfaction or waiver of the Funding Conditions),
(b) the date of the consummation of the Acquisition, effective immediately following such consummation, without the use of any portion of the Bridge Facility, (c) the termination of the Acquisition Agreement in accordance with its terms (and you hereby agree to notify us promptly thereof), (d) the reduction of the commitments under the Bridge Facility to zero as set forth in Exhibit A hereto under the heading “Mandatory Commitment Reductions/Prepayments” and (e) 11:59 p.m., New York City time, on the date that is five (5) Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) after the “Outside Date” (as defined in the Acquisition Agreement as in effect on the date hereof, which is June 30, 2024); provided that if the Outside Date is extended pursuant to Section 9.1(b)(i) of the Acquisition Agreement (as in effect on the date hereof) to a date that is not later than (x) September 30, 2024 or (y) if the Marketing Period (as defined in the Acquisition Agreement as in effect on the date hereof) has commenced but has not completed as of September 30, 2024 and the Borrower has extended the “Outside Date” pursuant to the third proviso of Section 9.1(b)(i) of the Acquisition Agreement (as in effect on the date hereof), the date that is five (5) Business Days (as defined in the Acquisition Agreement as in effect on the date hereof) after the last scheduled expiration date of the Marketing Period, the Commitment Parties’ commitments and agreements hereunder will be automatically extended to such extended Outside Date (the earliest date in clauses (b) through (e) being referred to as the “Commitment Termination Date”); provided, further, that the termination of any such commitment shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

The provisions set forth under Sections 3, 4, 5, 7 and 8 hereof (other than any provision herein that expressly terminates upon execution of the Bridge Credit Agreement) and this Section 9 and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Bridge Credit Agreement is executed and delivered; provided that (a) the provisions set forth under Section 5 shall be superseded, solely to the extent covered thereby, by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto and (b) the third paragraph of Section 7 shall be superseded as described in such paragraph. The provisions set forth in the Fee Letter and under Sections 5, 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ respective commitments and agreements hereunder. Subject to the provisions of the preceding sentence, you may terminate the Commitment Parties’ commitments hereunder in respect of the Bridge Facility, in whole or in part (and, in the case of partial termination, allocated as among the Commitment Parties on a pro rata basis (or, as among Commitment Parties that are affiliated with each other, as they may otherwise determine) based on the

Exhibit 10.2
amount of their respective commitments under the Bridge Facility), in each case, upon written notice to the Commitment Parties at any time.

Each party hereto agrees, for itself and its affiliates, that any suit, action or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter brought by it or any of its affiliates will be tried exclusively in the
U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of, and to venue in, any such court, and irrevocably and unconditionally waives any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter in any such court and any defense of any inconvenient forum to the maintenance of any such suit, action or proceeding in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. Any right to trial by jury with respect to any suit, action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements hereunder or any matter referred to in this Commitment Letter or the Fee Letter is hereby irrevocably and unconditionally waived by the parties hereto. This Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state.

In the event you or any of your property shall have or hereafter acquire, in any jurisdiction in which any action, proceeding or investigation may at any time be brought in connection with or as a result of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, you hereby agree not to claim, and hereby irrevocably and unconditionally waive, such immunity.

Each of the Commitment Parties hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the requirements of the beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Commitment Party and each Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each Commitment Party and each Lender.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by email or other electronic means (e.g., “pdf”), including the use of any electronic signatures complying with the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect thereto.

This Commitment Letter and the Fee Letter may not be amended, and no term or provision hereof or thereof may be waived or otherwise modified, except by an instrument in writing signed by each of the parties hereto or thereto, as applicable.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including to fund the Bridge Facility upon satisfaction (or waiver) of the Funding Conditions and an agreement to negotiate in good faith the Bridge Credit Agreement by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject solely to the satisfaction (or waiver) of the Funding Conditions as qualified by the Funds Certain Provision; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of the Bridge Facility.

[Remainder of page intentionally left blank]
Please confirm that the foregoing is in accordance with your understanding by signing and returning to Barclays an executed counterpart of this Commitment Letter and the Fee Letter, in each case, prior to 11:59 p.m., New York time, on September 26 _, 2023, whereupon this Commitment Letter and the Fee Letter will become binding agreements

Exhibit 10.2
between the parties hereto and thereto. If this Commitment Letter and the Fee Letter have not been signed and returned, in each case, as described in the preceding sentence by such time, this offer will terminate at such time. We look forward to working with you on this transaction.

Very truly yours,

BARCLAYS BANK PLC

By:
Name: Claire O’Connor Title: Managing Director
ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

CHESAPEAKE UTILITIES CORPORATION

By:             Name:    Beth W. Cooper
Title:    Chief Financial Officer

EXHIBIT A CONFIDENTIAL
Project Daylight
$965.0 Million 364-Day Bridge Facility Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.

Borrower:    Chesapeake Utilities Corporation, a Delaware corporation (the “Borrower”).

Guarantors:    None.

Sole Lead Arranger and Sole Bookrunner:

Exhibit 10.2
Barclays Bank PLC (“Barclays” and, in such capacities, the “Lead Arranger”).

Administrative Agent:    Barclays (in such capacity, the “Administrative Agent”).

Lenders:    Barclays and/or other banks and other financial institutions selected in accordance with Section 3 of the Commitment Letter (collectively, the “Lenders”).

Bridge Facility:    A 364-day bridge loan facility (the “Bridge Facility”) in an aggregate principal amount of $965,000,000, less the aggregate amount of reductions on or prior to the Closing Date (as defined below) of commitments under the Bridge Facility as set forth under the “Mandatory Commitment Reductions/Prepayments” section below. Loans under the Bridge Facility (the “Bridge Loans”) will be available in U.S. dollars.

Purpose/Use of Proceeds:    The proceeds of the Bridge Facility, together with the cash on hand of the Borrower and its subsidiaries (and, at the option of the Borrower, the proceeds of revolving loans under the Existing Credit Agreement) and, if applicable, the proceeds of the issuance and sale of the Senior Notes and the proceeds of the Equity Offering, will be used to finance the Acquisition and the payment of fees and expenses related to the Transactions.

Closing Date:    The date, on or prior to the Commitment Termination Date, on which the borrowings under the Bridge Facility are made and the Acquisition is consummated (the “Closing Date”).

Availability:    The Bridge Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under the Bridge Facility shall automatically terminate.

Maturity/Amortization:    The Bridge Loans will mature and be payable in full on the date that is 364 days after the Closing Date. No amortization will be required with respect to the Bridge Facility.
Interest Rates and Fees:    As set forth on Schedule I hereto.

Voluntary Commitment Reductions/Prepayments:

Exhibit 10.2
The Bridge Loans may be voluntarily prepaid and the commitments under the Bridge Facility may be voluntarily reduced by the Borrower, in whole or in part, without premium or penalty; provided that prepayment of Bridge Loans bearing interest by reference to Term SOFR shall be subject to customary reimbursement for any related breakage costs. All voluntary prepayments of Bridge Loans and voluntary reductions in commitments under the Bridge Facility shall be allocated among the Lenders on a pro rata basis (or, as among Lenders that are affiliated with each other, as they may otherwise determine).

Mandatory Commitment Reductions/Prepayments:

Exhibit 10.2
On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Agreement (as defined below), as applicable, shall be automatically permanently reduced and, after the funding of the Bridge Facility on the Closing Date, the Bridge Loans shall be prepaid, in each case, by the following amounts:

(a)100% of the Net Cash Proceeds (as defined below) received by the Borrower or any of its subsidiaries after the date of the Commitment Letter from the issuance and sale of any Senior Notes or any other debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or incurrence of any other indebtedness for borrowed money (but without duplication of the amount of any Qualifying Loan Facility (as defined below) previously applied to reduce commitments in respect of the Bridge Facility), other than (i) revolving credit borrowings under the Existing Credit Agreement or any extension or refinancing thereof, provided that the aggregate principal amount of indebtedness outstanding thereunder does not exceed the committed amount thereof plus any increase in commitments permitted thereunder, in each case, as in effect on the date of the Commitment Letter,
(ii) intercompany indebtedness among the Borrower and/or its subsidiaries, (iii) capital leases, letters of credit, foreign subsidiary working capital facilities, hedge liabilities, surety bonds, performance bonds, bid bonds, performance guarantees, contingent liabilities, purchase money and equipment financings or other similar obligations or refinancings of the foregoing with indebtedness of the same or similar form, in each case, incurred in the ordinary course of business, (iv) commercial paper issuances and trade debt,
(v)any debt incurred in connection with sale-leasebacks by the Borrower and its subsidiaries, (vi) overdraft protection, short term working capital facilities and cash management arrangements, (vii) any factoring arrangement, securitization facility, asset backed securities issuance or other receivables financing, (viii) any indebtedness of the Acquired Business permitted to be incurred by the Acquired Business after the date of the Commitment Letter but prior to the Closing Date, or permitted to remain outstanding on the Closing Date, in each case, under the Acquisition Agreement, and (ix) other indebtedness in an aggregate principal amount not exceeding
$5,000,000;

(a)100% of the Net Cash Proceeds received by the Borrower after the date of the Commitment Letter from the Equity Offering and the issuance and sale of any other common stock or other equity securities by the Borrower (including, to the extent not duplicative of clause (a) above, any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than
(i)issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans), (ii) equity securities issued or transferred directly (and not constituting cash proceeds of any issuance of such equity securities) as consideration in connection with any acquisition (including the Acquisition), (iii) equity issuances in connection with dividend reinvestment plans and direct stock purchase plans, and (iv) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law);

(b)100% of the Net Cash Proceeds received by the Borrower or any of its subsidiaries after the date of the Commitment Letter from the sale or other disposition of any property or assets of the Borrower or any of its subsidiaries (including any sale and leaseback transaction and sales or issuances of equity interests in any subsidiary of the Borrower to third parties, but excluding proceeds of any casualty loss or damage to, or any condemnation of, any property or asset of the Borrower or any of its subsidiaries) outside the ordinary course of business, other than (i) sales, issuances and other dispositions between or among the Borrower and its subsidiaries, (ii) the unwinding of hedging arrangements,
(iii) sales and other dispositions the Net Cash Proceeds of which do not exceed $25,000,000 in any transaction or series of related transactions or $50,000,000 in the aggregate; (iv) ordinary course factoring arrangements, (v) ordinary course leasing transactions and (vi) sales or other dispositions with respect to which the Borrower shall have given written notice to the Lead Arranger (prior to the Closing Date) or the Administrative Agent (after the Closing Date), that the Borrower or its

Exhibit 10.2
subsidiaries intend to reinvest the related Net Cash Proceeds within 180 days of receipt thereof in long- term assets to be used in the business of the Borrower and/or its subsidiaries; provided if such Net Cash Proceeds are not so reinvested by the end of such 180-day period (or, to the extent committed to be reinvested within such 180-day period, within 270 days of receipt thereof), in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (c).

In addition, if the Borrower or any of its subsidiaries enter into any credit facility (including an amendment to an existing credit facility) after the date of the Commitment Letter for the stated purpose of providing financing for the Acquisition or any portion thereof, and the definitive credit or similar agreement with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Borrower or are more favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility (a “Qualifying Loan Facility”), then the commitments with respect to the Bridge Facility shall be automatically reduced by the committed amount of such Qualifying Loan Facility.

“Net Cash Proceeds” means:

(a)with respect to the issuance, sale or incurrence of debt securities or indebtedness for borrowed money, the excess of
(i)cash actually received by the Borrower or any of its subsidiaries in connection therewith (or for purposes of mandatory reductions of commitments under the Bridge Facility, received into escrow (but only to the extent that the conditions to release thereof are in no way less favorable to the Borrower than the conditions to availability and the initial funding of the Bridge Facility)) over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection therewith;

(b)with respect to the issuance and sale of any equity securities of the Borrower, the excess of (i) the cash actually received by the Borrower in connection therewith (or for purposes of mandatory reductions of commitments under the Bridge Facility, received into escrow (but only to the extent that the conditions to release thereof are in no way less favorable to the Borrower than the conditions to availability and the initial funding of the Bridge Facility)) over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Borrower in connection therewith; and

(c)with respect to a sale or other disposition of any property or assets of the Borrower or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Borrower or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any purchase money or similar indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof,
(B) the reasonable fees, costs and expenses incurred by the Borrower or any of its subsidiaries in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) taxes reasonably estimated to be payable in connection with such transaction (including sales, use and other transfer taxes, deed or mortgage recording taxes) and (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in

Exhibit 10.2
accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the required amount thereof, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

For purposes of determining the amount of any required commitment reduction or prepayment of loans under the Bridge Facility, the
U.S. dollar equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than U.S. dollars will be determined based on customary exchange rates prevailing at the time of receipt by the Borrower or its subsidiaries of such Net Cash Proceeds or such commitments.

Any required commitment reduction under the Bridge Facility resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are actually received (including in escrow to the extent and subject to the provisions provided above) or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of loans under the Bridge Facility resulting from any of the foregoing shall be made on or prior to the first business day after such Net Cash Proceeds are received (or, in the case of Net Cash Proceeds held in escrow, after the release of such funds to the Borrower from escrow).

The Borrower shall provide the Administrative Agent with prompt written notice of any event giving rise to a requirement for a commitment reduction or prepayment of loans under the Bridge Facility.
Mandatory prepayments will be without premium or penalty; provided that prepayments of Bridge Loans bearing interest by reference to Term SOFR shall be subject to customary reimbursement for any related breakage costs.

All mandatory prepayments of loans and voluntary reductions of commitments as set forth above shall be allocated among the Lenders on a pro rata basis (or, as among Lenders that are affiliated with each other, as they may otherwise determine).

Documentation Principles:    The Bridge Facility will be documented pursuant to a credit agreement (the “Bridge Credit Agreement”), which will incorporate the terms set forth in this Exhibit A (subject to the “market flex” provisions set forth in the Fee Letter) and shall otherwise be usual and customary for bridge financings of this kind, it being agreed that
(a) representations and warranties, covenants and events of default in the Bridge Credit Agreement shall be substantially similar to, except as modified by the terms set forth in this Exhibit A, those in the Amended and Restated Credit Agreement dated as of August 12, 2021 (as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of August 11, 2022 and as further amended by the Second Amendment to Amended and Restated Credit Agreement, dated as of August 9, 2023, the “Existing Credit Agreement”), among the Borrower, the lenders from time to time party thereto and PNC Bank, National Association, as administrative agent, as the Existing Credit Agreement is in effect on the date of the Commitment Letter, with such modifications as the Borrower and the Lead Arranger mutually agree to be necessary or advisable, including, among other things, (I) to give effect to the Transactions and the other transactions contemplated hereby and the proposed business plan of the Borrower and its subsidiaries, (II) in the case of any representations and covenants that previously applied solely to the Borrower and its Subsidiaries (as defined in the Existing Credit Agreement) and have been modified by the terms contained herein to apply to all subsidiaries of the Borrower, appropriate exceptions and qualifications with respect to subsidiaries not previously covered thereby, (III) to reflect changes in law and (IV) to reflect the terms specifically set forth in this Exhibit A, (b) the Bridge Credit Agreement will contain customary administrative and agency provisions reasonably satisfactory to the Administrative Agent and
(c)the Bridge Credit Agreement will contain (i) only those conditions to borrowing as are expressly set forth below under the heading “Conditions Precedent to Borrowing” and (ii) only those representations and warranties,

Exhibit 10.2
covenants, events of defaults and mandatory commitment reductions or prepayments as are expressly set forth in this Exhibit A and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the foregoing.
The provisions under this heading are collectively referred to as the “Documentation Principles”.

Representations and Warranties: Subject to the Documentation Principles, limited to the representations and warranties set forth in the Existing Credit Agreement (to be made solely on the Closing Date, it being understood that the representations and warranties made on the Closing Date will cover the Acquired Business), modified as appropriate for the Transactions, but in any event not to be any more onerous or restrictive than those in the Existing Credit Agreement (it being acknowledged that the accuracy of such representations and warranties as a condition to the availability of the Bridge Facility on the Closing Date shall be subject to the Funds Certain Provision).

The failure of any representation or warranty (other than the Specified Representations and the Acquired Business Representations) set forth in the Bridge Credit Agreement to be true and correct on the Closing Date will not constitute the failure of a condition precedent to the availability and funding of the Bridge Facility on the Closing Date, it being understood that nothing in this sentence shall limit the applicability of the individual Funding Conditions.

Conditions Precedent to Borrowing:

Exhibit 10.2
The availability and funding of the Bridge Facility will be subject solely to the satisfaction or waiver of the Funding Conditions.

Financial Covenant:    Subject to the Documentation Principles, consisting solely of the following:

The Borrower will not, as of the last day of each fiscal quarter of the Borrower, permit the Funded Indebtedness to Total Adjusted Capitalization Ratio (as defined in the Existing Credit Agreement as in effect on the date of the Commitment Letter) to exceed 0.65:1.00.

Affirmative Covenants:    Subject to the Documentation Principles, substantially the same and consisting only of the affirmative covenants set forth in the Existing Credit Agreement, modified as appropriate for the Transactions, but in any event not to be any more onerous or restrictive than those in the Existing Credit Agreement.

Negative Covenants:    Subject to the Documentation Principles, substantially the same and consisting only of the negative covenants set forth in the Existing Credit Agreement, modified as appropriate for the Transactions, but in any event not to be any more onerous or restrictive than those in the Existing Credit Agreement.

Events of Default:    Subject to the Documentation Principles, substantially the same and consisting only of the events of default set forth in the Existing Credit Agreement, modified as appropriate for the Transactions, but in any event not to be any more onerous or restrictive than those in the Existing Credit Agreement.

During the period from and including the effectiveness of the Bridge Credit Agreement and to and including the earlier of the termination of the commitments under, or the funding of the loans under, the Bridge Facility (the “Funds Certain Period”), and notwithstanding
(a) any failure by the Borrower or any of its subsidiaries to comply with any of the affirmative covenants, negative covenants or financial covenant, (b) the occurrence of any event of default (other than a payment or bankruptcy event of default with respect to the Borrower under the Bridge Credit Agreement) or (c) subject to the parenthetical in clause (b) above, any provision to the contrary in the Bridge Credit Agreement, neither the Administrative Agent nor any Lender shall be entitled to (i) rescind, terminate or cancel the Bridge Facility or its commitment thereunder, or exercise any right or remedy under the Bridge Facility, to the extent to do so would prevent, limit or delay the making of its Bridge Loan, (ii) refuse to participate in making its Bridge Loan or (iii) exercise any right of set-off or counterclaim in respect of its Bridge Loan to the extent to do so would prevent, limit or delay the making of its Bridge Loan; provided that, for the avoidance of doubt, (A) the borrowing under the Bridge Facility shall be subject to the satisfaction (or waiver by each Commitment Party) of the Funding Conditions and
(B) commitments in respect of the Bridge Facility shall reduce as provided under the heading “Voluntary Commitment Reductions/Prepayments” and the heading “Mandatory Commitment Reductions/Prepayments” above. For the avoidance of doubt, (x) the rights and remedies of the Lenders, the Lead Arranger and the Administrative Agent with respect to any Funding Condition shall not be limited in the event that any such Funding Condition is not satisfied on the Closing Date, (y) immediately after the end of the Funds Certain Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders under the Bridge Credit Agreement shall be available notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of this paragraph and (z) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of the Administrative Agent or the Lenders with respect to a payment or a bankruptcy event of default of the Borrower under the Bridge Credit Agreement.

Assignments and Participations: The Lenders may assign all or, in an amount of not less than
$5,000,000, any part of, their respective commitments or loans under the Bridge Facility to one or more eligible assignees (which shall not include any

Exhibit 10.2
Disqualified Lender), subject to the prior written consent of (a) the Administrative Agent and (b) except (i) with respect to assignments made to any Specified Permitted Lender or (ii) after the Closing Date, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld, delayed or conditioned; provided that, after the Closing Date, assignments made to a Lender or an affiliate or approved fund of a Lender will not be subject to the above consent requirements. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a written request for an assignment. Upon such assignment, the assignee will become a Lender for all purposes under the Bridge Credit Agreement. A $3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations without restriction (other than to natural persons, Disqualified Lenders and the Borrower and its subsidiaries), subject to customary limitations on voting rights, in their respective commitments or loans.

Required Lenders:    Amendments and waivers will require the approval of Lenders holding more than 50% of the aggregate amount of the total unused commitments or outstanding loans under the Bridge Facility (the “Required Lenders”); provided that, in addition to the approval of the Required Lenders, (a) the consent of each Lender directly and adversely affected thereby will be required with respect to customary matters, including (i) increases in or extensions of the commitment of such Lender, (ii) reductions of principal, interest or fees of such Lender and (iii) extensions of scheduled final maturity or the due date of any interest or fee payment of such Lender and (b) the consent of all the Lenders will be required with respect to (i) modifications of certain pro rata sharing provisions and (ii) modifications to the definition of Required Lenders or any other provision specifying the number or percentage of Lenders required to waive, amend or modify, or grant consents under, the Bridge Credit Agreement; provided further that no amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

EU/UK Bail-in Provisions:    The Bridge Credit Agreement will contain a customary contractual recognition provision required under Article 55 of the Bank Recovery and Resolution Directive of the European Union and the analogous contractual recognition provision in respect of the U.K.

Yield Protection:    Consistent with the Documentation Principles, to be substantially similar to the Existing Credit Agreement, including (a) protecting the Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain taxes and (b) indemnifying the Lenders for customary “breakage costs” incurred in connection with, among other things, any prepayment of a Bridge Loan bearing interest by reference to Term SOFR other than the last day of an interest period with respect thereto. For all purposes of the Bridge Credit Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Bridge Credit Agreement. Consistent with the Documentation Principles, to be substantially similar to the Existing Credit Agreement, the Bridge Credit Agreement will provide that all payments are to be made free and clear of taxes (with customary exceptions).

Indemnity:    Consistent with the Documentation Principles, the Bridge Credit Agreement will contain customary provisions substantially similar to the Existing Credit Agreement relating to indemnity, reimbursement, exculpation, liability limitations and related matters.

Exhibit 10.2
Governing Law and Jurisdiction:

Exhibit 10.2
The Bridge Credit Agreement will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Bridge Credit Agreement.

Counsel to the Lead Arranger
and the Administrative Agent:    Paul Hastings LLP.
SCHEDULE I TO EXHIBIT A
CONFIDENTIAL
Interest Rates:    The Bridge Loans will bear interest, at the Borrower’s option, as follows:

(a)at the Base Rate plus the Applicable Margin; or

(b)at Term SOFR plus the Applicable Margin.

“Applicable Margin” means a percentage per annum determined in accordance with the Pricing Grid set forth below.

“Applicable SOFR Adjustment” means 0.10%.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate on such day plus 1/2 of 1%, (b) the Prime Rate on such day and (c) Term SOFR published on such day (or if such day is not a business day the next previous business day) for an interest period of one month (taking into account any “floor” under the definition of “Term SOFR”) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.

“Base Rate Loan” means a loan that bears interest based on the Base Rate.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding business day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of the Bridge Credit Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Floor” means a rate of interest equal to 0.00%.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release
H.15(519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the

Exhibit 10.2
SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a loan that bears interest at a rate based on SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable interest period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such interest period, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a benchmark replacement date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator, plus the Applicable SOFR Adjustment; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a benchmark replacement date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a loan that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for

Exhibit 10.2
(i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Notwithstanding the foregoing, if any principal, interest, fee or other amount payable by the Borrower under the Bridge Facility is not paid when due, then such overdue amount shall accrue interest at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to Bridge Loans bearing interest by reference to the Base Rate, in each case, plus an additional 2.00% per annum. Such interest will be payable on demand.

Interest Payments:    Quarterly for Bridge Loans bearing interest by reference to the Base
Rate; on the last day of selected interest periods (which will be one, three or six months) (and at the end of every three months, in the case of interest periods longer than three months) for Bridge Loans bearing interest by reference to Term SOFR; and in the case of all Bridge Loans, upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest by reference to the Base Rate when determined on the basis of the Prime Rate).

Ticking Fees:    The Borrower will pay ticking fees to each Lender on the terms set forth in the Fee Letter at the rate per annum set forth in the Fee Letter.

Duration Fees:    The Borrower will pay to each Lender on each date set forth in the grid below a duration fee (the “Duration Fee”) in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the Bridge Loan of such Lender outstanding at 5:00 p.m., New York City time, on such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

Exhibit 10.2

Pricing Level:	Total Indebtedness to Total Capitalization Ratio	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
		Applicable Margin Term SOFR Loans (percent per annum)	Applicable Margin Base Rate Loans (percent per annum)	Applicable Margin Term SOFR Loans (percent per annum)	Applicable Margin Base Rate Loans (percent per annum)	Applicable Margin Term SOFR Loans (percent per annum)	Applicable Margin Base Rate Loans (percent per annum)	Applicable Margin Term SOFR Loans (percent per annum)	Applicable Margin Base Rate Loans (percent per annum)
I	< 45.0%	0.900%	0.000%	1.150%	0.150%	1.400%	0.400%	1.650%	0.650%
II	> 45.0%	0.950%	0.000%	1.200%	0.200%	1.450%	0.450%	1.700%	0.700%
III	> 50.0%	1.000%	0.000%	1.250%	0.250%	1.500%	0.500%	1.750%	0.750%
IV	> 55.0%	1.125%	0.125%	1.375%	0.375%	1.625%	0.625%	1.875%	0.875%
V	> 60.0%	1.250%	0.250%	1.500%	0.500%	1.750%	0.750%	2.000%	1.000%

The Applicable Margin shall be determined and adjusted quarterly on the date on which the Borrower is required to provide a compliance certificate pursuant to the Bridge Credit Agreement for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level II until the Calculation Date related to the compliance certificate delivered for the first fiscal quarter ended after the Closing Date, and, thereafter the Pricing Level shall be determined by reference to the Total Indebtedness to Total Capitalization Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide any compliance certificate when due as required by the Bridge Credit Agreement, the Applicable Margin from the date on which such compliance certificate was required to have been delivered shall be based on Pricing Level V until such time as such compliance certificate is delivered, at which time the Pricing Level shall be determined by reference to the Total Indebtedness to Total Capitalization Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date, except as provided in the preceding sentence. Any adjustment in the Pricing Level shall be applicable to all extensions of credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to the Bridge Credit Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Total Indebtedness to Total Capitalization Ratio in the corrected compliance certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent (for the benefit of the applicable Lenders) the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the Bridge Credit Agreement.
EXHIBIT B CONFIDENTIAL
Project Daylight
$965.0 Million 364-Day Bridge Facility Summary of Additional Conditions Precedent

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

1.The Acquisition shall have been (or, substantially concurrently with the funding under the Bridge Facility, shall be) consummated pursuant to, and in all material respects in accordance with, the Acquisition Agreement. The Acquisition Agreement shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the

Exhibit 10.2
Borrower or any of its subsidiaries, if such amendment, supplementation, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Lead Arranger (in their respective capacities as such) without the Lead Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (a) any reduction, when taken together with all prior reductions, of less than 10% in the original consideration for the Acquisition will be deemed not to be (and any such reduction of 10% or more will be deemed to be) material and adverse to interests of the Lenders or the Lead Arranger (in their respective capacities as such), provided, in the case of any such reduction of less than 10%, that the aggregate principal amount of the Bridge Facility shall have been reduced on a dollar-for-dollar basis, (b) any increase, when taken together with all prior increases, of less than 10% in the original consideration for the Acquisition will be deemed not to be (and any such increase of 10% or more will be deemed to be, unless funded by the issuance and sale of equity of the Borrower) material and adverse to interests of the Lenders and the Lead Arranger (in their respective capacities as such) and (c) any purchase price adjustment expressly contemplated by Section 2.7 of the Acquisition Agreement as in effect on the date hereof shall not be considered an amendment or waiver of the Acquisition Agreement or material and adverse to interests of the Lenders and the Lead Arranger (in their respective capacities as such).

2.Since the date of the Acquisition Agreement, no Business Material Adverse Effect shall have occurred. “Business Material Adverse Effect” has the meaning assigned to such term in the Acquisition Agreement as in effect on the date of the Commitment Letter.

3.The Lead Arranger shall have received (a) audited consolidated financial statements of the Borrower, prepared in accordance with U.S. GAAP, for each of its three most recent fiscal years ended at least 60 days prior to the Closing Date (and the related audit reports), (b) unaudited consolidated financial statements of the Borrower, prepared in accordance with U.S. GAAP, as of the last day of, and for, any fiscal quarter (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements delivered pursuant to clause (a) above (and corresponding periods of any prior year) and more than 40 days prior to the Closing Date, (c) audited consolidated financial statements of the Target, prepared in accordance with U.S. GAAP, for each of its two most recent fiscal years ended at least 60 days prior to the Closing Date (and the related audit reports), (d) unaudited consolidated financial statements of the Target, prepared in accordance with U.S. GAAP, as of the last day of, and for, the latest subsequent fiscal quarter (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements delivered pursuant to clause (c) above (and corresponding periods of any prior year) and at least 40 days prior to the Closing Date and (e) customary pro forma financial statements of the Borrower giving effect to the Transactions, as would be required by Article 11 of Regulation S-X under the Act in a Current Report on Form 8-K. The Lead Arranger hereby acknowledges that the Borrower’s public filings with the SEC under the Securities Exchange Act of 1934, as amended, of any required financial statements will satisfy the requirements of the foregoing clauses (a), (b), (c),
(c)or (e), provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.

4.All expenses and fees required by the Commitment Letter, the Fee Letter and/or the Bridge Credit Agreement required to be paid to the Commitment Parties, the Lead Arranger, the Administrative Agent or the Lenders by the Borrower on the Closing Date shall have been paid on or prior to the Closing Date (in the case of expenses, to the extent invoiced at least three business days prior to the Closing Date).

5.The Borrower shall have delivered to the Lead Arranger the following closing documents (the “Closing Deliverables”), subject to the Funds Certain Provision: (a) customary legal opinions from Shearman & Sterling LLP and Baker & Hostetler LLP, (b) a customary secretary’s certificate of the Borrower with respect to incumbency, organizational documents and customary evidence of authority, (c) a customary officer’s certificate (as to the satisfaction of the closing conditions set forth in Sections 1 (solely as to the first sentence thereof) and 6 of this Exhibit B, (d) a customary borrowing notice (which borrowing notice shall not contain any requirement to certify as to the accuracy of any representations and warranties or as to the absence of any default or event of default under the Bridge Credit Agreement) and (e) a solvency certificate from the chief financial officer of the Borrower in the form attached as Schedule I to this Exhibit B demonstrating solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date after giving effect to the Transactions. The Lead Arranger shall have received at least three business days prior to the Closing Date (i) all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership in relation to the Borrower, in each case of clauses (i) and (ii), to the extent reasonably requested at least 10 business days prior to the Closing Date.

6.At the time of and upon giving effect to the borrowing and application of the Bridge Loans on the Closing Date, (a) the Acquired Business Representations shall be true and correct to the extent required by the Funding Conditions provision, (b) the Specified Representations shall be true and correct in all material respects (without

Exhibit 10.2
duplication of any materiality qualifier set forth therein), except in the case of any Specified Representation that expressly relates to a given date or period, in which case it shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) as of the respective date for the respective period and (c) there shall not exist any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility or (ii) bankruptcy, insolvency or winding-up of the Borrower.

Exhibit B-2
SCHEDULE I TO EXHIBIT B
CONFIDENTIAL
Project Daylight
Form of Solvency Certificate

Pursuant to Section [ ] of the Bridge Credit Agreement dated as of [ ], among [ ] (the “Credit Agreement”), the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of Chesapeake Utilities Corporation, a Delaware corporation (the “Borrower”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Acquisition and the other Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

(a)the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the business proposed to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

Exhibit 10.2
[Signature Page Follows]
IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as chief financial officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[BORROWER]

By:     Name:
Title:

Schedule I to Exhibit B-2